EXHIBIT 21.1

                                  SUBSIDIARIES

      Name                    Ownership                  State of Incorporation

EGlobalphone, Inc.              100%                             Florida
VoIP Solutions, Inc.            100%                             Florida
iMax Solutions, Inc.             51%                             Nevada